FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section
 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(I) of the
                         Investment Company Act of 1940

|_| Check this box if no longer Subject to Section 16, Form 4 or Form 5 obligations may continue. See Instruction I(lr).

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1. NAME and ADDRESS of Reporting Person

  Serenbetz              Warren                     L.
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   (Last)               (First)                 (Middle)

c/o Interpool, Inc.
211 College Road East
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                                    (Street)

Princeton               New Jersey              08540
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   (City)               (State)                 (Zip)

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2. ISSUER NAME and Ticker or Trading Symbol

Interpool, Inc. (IPX)
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

July 2002
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   |X|   Director                             |X|   10% Owner
   |_|   Officer (give title below)           |_|   Other (specify below)

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7. Individual or Joint/Group Filing (Check Applicable Line)

   |X|  Form filed by one Reporting Person
   |_|  Form filed by more than one Reporting Person

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

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                     6.
                                                      4.                              5.             Owner-
                                                      Securities Acquired (A) or      Amount of      ship
                                         3.           Disposed of (D)                 Securities     Form:     7.
                                         Transaction  (INSTR. 3, 4 AND 5)             Beneficially   Direct    Nature of
                           2.            Code         ----------------------------    Owned at End   (D) or    Indirect
1.                         Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security          Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                 (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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
Common Stock               07/31/2002     X              232,000       D              3,054,374         I         (1,2)
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

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(1)   On July 31, 2002 Hickory Enterprises, L.P., a New Jersey limited partnership in which the reporting person holds a 38.7% non voting interest, fully redeemed its interest upon the maturation of the 1997 Goldman Sachs Exchange Fund to which it had deposited 232,000 shares of Interpool, Inc. common stock.

(2) Aggregate indirect beneficial interest in 3,054,374 shares includes 1,134,584 shares owned by family members, 1,737,409 shares owned by Hickory Enterprises, L.P. a limited partnership in which the reporting person holds a 38.7% non voting interests, and 182,381 shares held by Radcliff Group, Inc., a Delaware Corporation of which the reporting person is president.
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

FORM 4 (continued)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    Form of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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

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
Explanation of Responses:


** Intentional misstatement or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


/s/ Warren L. Serenbetz                                        08/02/2002
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Signature of Reporting Person                                     Date

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.